Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-48108, 33-48110, 33-61792, 333-21109, 33-74692, 333-53623, 333-80033, 333-72549, 333-90304, 333-90306, 333-90308, 333-125182, and 333-152298 on Form S-8 of our reports dated April 1, 2009, relating to the consolidated financial statements and financial statement schedule of The Men’s Wearhouse, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Men’s Wearhouse, Inc. for the year ended January 31, 2009.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
April 1, 2009